UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 29, 2008 (September 24, 2008)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Reference is made to the press release appended hereto as Exhibits 99.1.

Item 8.01 Other Events

On September 29, 2008 Surge Global Energy, Inc. announced that it has made an initial investment in the biofuels sector. Surge has selected 11 Good Energy, Inc. (11goodenergy.com) developer of G2 Diesel, a next generation biodiesel, for an investment of $275,000, through the purchase of a Convertible Note bearing interest at 8% per annum and due June 30, 2009. The Note is redeemable at Surge's election at the Maturity Date or Redemption Date of the Note or convertible into 11 Good Energy common shares until June 30, 2009.  The Note contains an equal number of common stock purchase warrants exercisable until June 30, 2010 which are valid after redemption or conversion.

In a second transaction, Frederick C. Berndt, the CEO of 11 Good Energy and a former director of Surge, will transfer to Surge 500,000 shares of restricted common stock from his personal holdings of 11 Good Energy, and Surge will in turn issue to Mr. Berndt a stock purchase warrant to purchase 1,000,000 shares of restricted Surge common stock at an exercise price of seventy-five cents ($0.75) per Surge share through December 31, 2009.  Mr. Berndt also agreed to secure Surge’s Note with a lien on certain real property owned by him.

Item 9.01 Financial Statements and Exhibits.

Exhibit

99.1     Press release dated September 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: September 29, 2008	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer